Exhibit 2.01
PLAN AND AGREEMENT OF MERGER
THIS PLAN AND AGREEMENT OF MERGER (this “Agreement”), dated as of July 30, 2010, is made and entered into by and between NETREIT, INC., a Maryland corporation (“NetREIT-MD”), and NETREIT, a California corporation (the “Company”).
W I T N E S S E T H:
WHEREAS, NetREIT-MD is a corporation duly organized and existing under the laws of the State of Maryland, having been incorporated on June 1, 2010;
WHEREAS, the Company is a corporation duly organized and existing under the laws of the State of California, having been incorporated on January 28, 1999; and
WHEREAS, the Boards of Directors and the shareholders representing at least a majority of the outstanding shares of capital stock entitled to vote of NetREIT-MD and at least a majority of the outstanding shares of Series AA Preferred Stock and Common Stock, Series A of the Company, each voting as a separate class and on a combined basis, have approved this Agreement under which the Company shall be merged with and into NetREIT-MD with NetREIT-MD being the surviving corporation (such merger being hereinafter referred to as the “Merger”).
NOW, THEREFORE, in consideration of the premises, the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Company shall be merged with and into NetREIT-MD on the terms and conditions hereinafter set forth.
ARTICLE I
MERGER
Effective the later to occur of (i) 12:01 a.m. Eastern Standard time, on or about August  4, 2010, or (ii) the time of effectiveness as provided in the Articles of Merger that are accepted for filing in Maryland (the “Effective Time”), the Company shall be merged with and into NetREIT-MD in accordance with the Maryland General Corporations Law and the California Corporations Code, and the separate existence of the Company shall cease and NetREIT-MD (hereinafter sometimes referred to as the “Surviving Corporation”) shall continue to exist under the name of NetREIT, Inc. by virtue of, and shall be governed by, the laws of the State of Maryland. The address of the registered office of the Surviving Corporation in the State of Maryland will be 715 St. Paul Street, Baltimore, Maryland 21202. The name of the Surviving Corporation’s registered agent at such address is HIQ Corporate Services, Inc.

ARTICLE II
ARTICLES OF INCORPORATION
OF THE SURVIVING CORPORATION
The Charter of the Surviving Corporation, as in effect immediately prior to the Effective Time, shall be the Charter of NetREIT-MD without change unless and until thereafter amended as provided by applicable law.
ARTICLE III
BYLAWS OF THE SURVIVING CORPORATION
The Bylaws of NetREIT-MD, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation without change, unless and until amended or repealed in accordance with applicable law.
ARTICLE IV
EFFECT OF MERGER ON STOCK
OF CONSTITUENT CORPORATIONS
4.01 At the Effective Time, each authorized share of Series A Common Stock of the Company, no par value per share (the “Company Common Stock”), then issued and outstanding shall be converted into one (1) share of Series A Common Stock, $0.01 par value per share, of the Surviving Corporation, par value $0.01 per share (the “NetREIT-MD Common Stock”). There are no shares of Series B Common Stock of the Company, no par value per share, issued and outstanding as of the date hereof.
4.02 At and after the Effective Time, each share of the Company Common Stock shall be cancelled and retired and, by virtue of the Merger and without further action, shall cease to exist.
4.03 At the Effective Time, each authorized share of Series AA Preferred Stock of the Company, no par value per share (the “Company Preferred Stock”), then issued and outstanding shall be converted into one (1) share of Series AA Preferred Stock of the Surviving Corporation, par value $0.01 per share (the “NetREIT-MD Preferred Stock”). There are no shares of Series AA Preferred Stock of the Company, no par value per share, issued and outstanding as of the date hereof.
4.04 At and after the Effective Time, each share of the Company Preferred Stock shall be cancelled and retired and, by virtue of the Merger and without further action, shall cease to exist.
4.05 At and after the Effective Time, all documentation which prior to that time evidenced and represented the Company Common Stock or the Company Preferred Stock, as applicable, shall be deemed for all purposes to evidence ownership of and to represent those shares of NetREIT-MD Common Stock or NetREIT-MD Preferred Stock, as applicable, into which the Company Common Stock or the Company Preferred Stock, as applicable, represented by such documentation has been converted as herein provided and shall be so registered on the books and records of NetREIT-MD. The registered owner of any outstanding stock certificate evidencing the Company Common Stock or the Company Preferred Stock, as applicable, shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to NetREIT-MD or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of NetREIT-MD Common Stock or NetREIT-MD Preferred Stock, as applicable, evidenced by such outstanding certificate as above provided.

4.06 At and after the Effective Time, (i) each of the Company’s equity incentive plans, including without limitation the Company’s 1999 Flexible Incentive Plan (collectively, the “Plan”) shall be assumed by NetREIT-MD and all options to purchase Company Common Stock issued under the Plan (the “Company Options”) and all shares of Company Common Stock issued under the Plan (the “Company Grants”), shall be deemed for all purposes to evidence options to purchase NetREIT-MD Common Stock and shares of NetREIT-MD Common Stock and shall be subject to the same restrictions as set forth in such Company Options and in such documentation pursuant to which such Company Grants were issued, including without limitation any vesting provisions set forth therein; and (ii) all other options, warrants and other securities and rights convertible into, or exercisable or exchangeable for, shares of the Company Common Stock or the Company Preferred Stock shall be deemed for all purposes to evidence options, warrants and other securities and rights to purchase NetREIT-MD Common Stock or NetREIT-MD Preferred Stock, as applicable, and shall be subject to the same restrictions as set forth in the documentation pursuant to which such options, warrants and other securities and rights were issued, including without limitation any vesting and exercise provisions set forth therein.
ARTICLE V
CORPORATE EXISTENCE, POWERS AND
LIABILITIES OF SURVIVING CORPORATION
5.01 At the Effective Time, the separate existence of the Company shall cease and the Company shall be merged with and into the Surviving Corporation in accordance with the provisions of this Agreement. Thereafter, the Surviving Corporation shall possess all of the rights, privileges, powers and franchises as well of a public as of a private nature, and shall be subject to all the restrictions, disabilities and duties of the Company; and all rights, privileges, powers and franchises of the Company, and all property, real, personal and mixed, and all debts due to each of them on whatever account, as well as stock subscriptions and all other things in action or belonging to the Company shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter effectually the property of the Surviving Corporation as they were of the Company, and the title to any real estate, whether by deed or otherwise, vested in the Company shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of the Company shall be preserved unimpaired, and all debts, liabilities and duties shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

5.02 The Company agrees that it will execute and deliver (or cause to be executed and delivered) all such deeds, assignments and other instruments, and will take or cause to be taken such further or other action as the Surviving Corporation may deem necessary or desirable in order to vest in and confirm to the Surviving Corporation title to and possession of all the property, rights, privileges, immunities, powers, purposes and franchises, and all and every other interest, of the Company and otherwise to carry out the intent and purposes of this Agreement.
ARTICLE VI
OFFICERS AND DIRECTORS
OF SURVIVING CORPORATION
At the Effective Time, the officers and directors of the Company shall become the officers and directors of the Surviving Corporation, and such persons shall hold office in accordance with the Bylaws of the Surviving Corporation or until their respective successors shall have been appointed or elected and qualified.
ARTICLE VII
APPROVAL BY SHAREHOLDERS;
AMENDMENT; EFFECTIVE TIME
7.01 This Agreement and the Merger contemplated hereby are subject to approval by the requisite vote of the shareholders of the Company in accordance with California law. As promptly as practicable after approval of this Agreement by such shareholders in accordance with applicable law, duly authorized officers of NetREIT-MD and the Company shall make and execute Articles of Merger or other applicable certificates or documentation effecting this Agreement and shall cause such document or documents to be filed with the Department of Assessments and Taxation for the State of Maryland and the Secretary of State for the State of California, respectively, in accordance with the applicable Maryland and California law.
7.02 The respective Boards of Directors of NetREIT-MD and the Company may amend this Agreement at any time prior to the Effective Time, provided that an amendment made subsequent to the approval of the Merger by the shareholders of the Company shall not (1) alter or change the amount or kind of shares, securities, cash, property or rights to be received in exchange for or on conversion of all or any the Company Common Stock or the Company Preferred Stock; (2) alter or change any term of the Charter of the Surviving Corporation; or (3) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any the Company Common Stock or the Company Preferred Stock.

ARTICLE VIII
PAYMENT OF FEES AND FRANCHISE TAXES
The Surviving Corporation shall be responsible for the payment of all fees and franchise taxes of the Company relating to or required to be paid in connection with the Merger.
ARTICLE IX
TERMINATION OF MERGER
This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after shareholder approval of this Agreement, by the consent of the Board of Directors of NetREIT-MD and the Board of Directors of the Company.
[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers, all as of the day and year first above written.

NETREIT, INC. a Maryland corporation
By:	/s/ Jack K. Heilbron
	Name:	Jack K. Heilbron
	Title:	President and CEO

NETREIT a California corporation
By:	/s/ Jack K. Heilbron
	Name:	Jack K. Heilbron
	Title:	President and CEO
[Signature page to Plan and Agreement of Merger]